Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of

JennisonDryden Opportunity Funds:

We consent to the incorporation by reference in the registration statement (Nos. 811-09805 and 333-95849) on Form N-1A of JennisonDryden Opportunity Funds (formerly known as, Strategic Partners Opportunity Funds), comprised of Jennison Select Growth Fund and Dryden Strategic Value Fund (hereafter referred to as the “Funds”) of our reports dated April 25, 2008, with respect to the statements of assets and liabilities of the Funds, including the portfolios of investments, as of February 29, 2008, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the five-year period then ended, which reports appear in the February 29, 2008 annual reports on Form N-CSR of the Funds.

We also consent to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

KPMG LLP

New York, New York

May 29, 2008